Investor and Media Contacts:
Laura Zobkiw                                           Peter Davis
Corporate Communications & Investor Relations          Chief Financial Officer
(510) 204-7200                                         (510) 204-7200


               XOMA Reports Second Quarter 2003 Financial Results
      *********************************************************************
             Raptiva(TM) FDA Advisory Panel Scheduled for September


Berkeley, CA - August 13, 2003-- XOMA Ltd. (Nasdaq: XOMA), a biopharmaceutical development company, today announced financial results for the quarter ended June 30, 2003.


For the second quarter of 2003, the Company recorded a net loss of $16.1 million ($0.22 per share), compared with $10.1 million ($0.14 per share) for the second quarter of 2002. The Company's net loss for the six-month period ended June 30, 2003 was $29.2 million ($0.41 per share), compared with $16.1 million ($0.23 per share) in the prior year period.


Revenues for the second quarter of 2003 decreased to $2.4 million compared with $4.7 million in the same period of 2002. Revenues for the first half of 2003 decreased to $5.5 million compared with $13.9 million for the prior year period. This decrease was primarily due to lower recognition of deferred revenue from license fees and milestone payments related to the NEUPREX(R) license agreement with Baxter Healthcare Corporation as a result of achieving full amortization in the first quarter of 2003 and the fourth quarter of 2002, respectively, as well as to lower development service revenues from Onyx Pharmaceuticals, Inc. The Company also recorded revenue of $5.0 million in the first quarter of 2002 related to the licensing of its bacterial cell expression technology to MorphoSys AG.

Research and development expenses for the second quarter of 2003 increased to $13.5 million compared with $10.8 million in the same period of 2002. Research and development expenses for the first half of 2003 were $25.5 million, compared with $20.7 million in the 2002 period. The increase in expenses reflects increased costs related to collaborations with Genentech, Inc. on Raptiva(TM) and Millennium Pharmaceuticals, Inc. on MLN2201 and CAB-2, as well as the internal development of XOMA's proprietary XMP.629 compound, which is under development for acne. These increases were partially offset by decreased spending on Onyx-015, NEUPREX(R), and ING-1.

Marketing, general and administrative expenses for the second quarter of 2003 increased to $4.7 million, compared with $3.8 million for the same period in 2002 and decreased to $8.6 million for the six-month period ending June 30, 2003, compared with $8.7 million for the same period in 2002. The higher marketing, general and administrative expenses reported for the second quarter of 2003 primarily related to pre-launch activities for Raptiva(TM) and to business development activities, partially offset by reduced legal expenses, which in the 2002 period included litigation expenses relating to matters that have since been settled.

The Company continues to anticipate a higher net loss in 2003 compared with 2002, primarily due to the following factors:

     o The Millennium collaboration and increased spending on Raptiva(TM), including pre-launch activities in anticipation of possible approval for marketing in the United States, and

     o    Reduced revenues under the Baxter and Onyx agreements.

However, the Company anticipates net losses will be lower in the second half of 2003 compared with the first six months. This lower anticipated loss reflects higher license fee revenue including the $11.0 million in termination fees from Baxter and Onyx.

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






The size of the Company's net loss and year-end cash position for 2003 may also be impacted by: 1) any new licensing agreements or collaborations entered into by XOMA, the likelihood of which cannot be assured or predicted; and 2) any decisions XOMA and its collaborators may make regarding whether products in development should continue into later stages of development, which are generally more costly.

As of June 30, 2003, XOMA held $29.5 million in cash, cash equivalents and short-term investments, and restricted cash compared with $38.2 million at December 31, 2002. The Company estimates that it has sufficient cash resources, together with sources of funding available to it, to meet its currently anticipated operational needs through at least the end of 2004.

"While we continue to focus considerable attention on potential Raptiva(TM) approval and launch in moderate-to-severe psoriasis, we are also making progress in moving other programs in our pipeline forward," said John L. Castello, XOMA's chairman, president, and chief executive officer. "We have now completed enrollment in a study testing Raptiva(TM) in psoriatic arthritis, we have initiated a healthy volunteer Phase I study of MLN2201, and we are working towards moving both CAB-2 and XMP.629, our acne compound, into the clinic later this year."

"In the first half of this year, XOMA's financial results were in line with our expectations and we gained greater flexibility going forward by amending both our Genentech and Millennium financing arrangements," said Peter B. Davis, XOMA's vice president finance and chief financial officer. "Our agreement with Baxter to regain our NEUPREX(R) rights will provide us with a cash infusion of $10 million, and we will continue to pursue options to further strengthen our financial position."

XOMA also intends to file a registration statement with the SEC to increase the common shares available to be issued under its current "shelf" registration, which was filed in November 2000, by an additional 13 million shares. This brings the total number of common shares available to be issued under the "shelf" registration to 20 million. Once this registration statement becomes effective, the Company will be able to issue these shares from time to time in response to market conditions or other circumstances. This media release does not constitute an offer to sell or the solicitation of offers to purchase any securities.

Product Collaboration Highlights

Raptiva(TM) (Efalizumab) with Genentech, Inc.: In July 2003, Genentech and XOMA announced that on September 9, 2003, the U.S. Food and Drug Administration`s Dermatologic and Ophthalmic Drugs Advisory Committee (DODAC) is scheduled to review the companies' Biologic License Application (BLA) for Raptiva(TM) for the treatment of moderate-to-severe plaque psoriasis in adults.

In July 2003, several dermatologist investigators presented new data at the American Association of Dermatologists Summer meeting in Chicago, highlighting positive results that further support the sustained and potentially increased clinical benefit of continuous use of Raptiva(TM) in the treatment of moderate-to-severe plaque psoriasis.

Twenty-four week data evaluating efficacy from an open label, extended treatment arm following 12-weeks of treatment in a randomized, double-blind, placebo-controlled Phase III study showed 44 percent (161/368) of patients treated continuously with 1 mg/kg of Raptiva(TM) for up to 24 weeks achieved a 75 percent or greater improvement in Psoriasis Area and Severity Index (PASI) scores (PASI 75).

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





Additionally, data taken after 21 months (84 weeks) from a separate open-label study evaluating the long-term safety and tolerability of continuous Raptiva(TM) was presented. In this study, patients received 2 mg/kg of Raptiva(TM) weekly for an initial 12 weeks and subsequently received a once weekly dose of 1mg/kg of Raptiva(TM) starting at week 13. For each successive three-month period of treatment, dropouts during that period were analyzed using their last available PASI assessment, but were excluded from subsequent cohorts. Among the 194 patients who remained in the trial through Week 84, 67 percent (130/194) of patients achieved PASI 75 and 34 percent of patients (66/194) achieved PASI 90.

The safety of Raptiva(TM) for long term use was also supported in the 21 month open label trial. During continuous therapy, the incidence of adverse events decreased from 57% (Weeks 13-24) to 47.9% (Weeks 73-84). Data from more than 2,700 patients have been included in the Raptiva(TM) BLA, creating the largest existing database of patients treated with a targeted biologic therapy for psoriasis.

In April 2003, XOMA announced an expansion of the Genentech collaboration including terms relating to participation by Genentech, XOMA, and Genentech's licensees outside the U.S. in the development of all indications for Raptiva(TM). The amended agreements also address Genentech's ongoing financing of XOMA's share of development and commercialization costs, providing XOMA with increased financing resources during preparations for a possible market launch as well as greater flexibility in repayment terms.

Serono S.A., Genentech's marketing partner outside the U.S. and Japan, announced in February 2003 that it had submitted a Marketing Authorization Application
(MAA) to the European Agency for the Evaluation of Medicinal Products (EMEA) for European Union Approval of Raptiva(TM) in psoriasis. It has also submitted Raptiva(TM) data for marketing approval in Australia, Canada and Switzerland.

Genentech has projected a single cycle (~10-month) regulatory review period for Raptiva(TM) in the U.S. with FDA action expected in late 2003.

In January 2003, Genentech and XOMA announced the initiation of a Phase II study evaluating Raptiva(TM) in patients with psoriatic arthritis and enrollment has been completed. Genentech and XOMA continue to assess additional indications for Raptiva(TM).

MLN2201 and CAB-2 with Millennium Pharmaceuticals, Inc.: These two products are currently under development as part of an ongoing collaboration with Millennium (Nasdaq: MLNM).

In June 2003, XOMA announced initiation of a Phase I clinical trial of MLN2201 (formerly known as MLN01), a humanized monoclonal antibody being developed for conditions related to inflammation of the heart and blood vessels. This open-label, dose-escalating study will evaluate the safety, tolerability, pharmacokinetics and pharmacodynamics of MLN2201 in healthy volunteers, who will each receive a single intravenous infusion, followed by monitoring and evaluation.

CAB-2 continues in preclinical testing, and if successful, the Company is targeting the initiation of clinical testing later this year.





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






In May 2003, XOMA announced the amendment of certain terms of its investment agreement with Millennium. Under the original investment agreement signed in 2001, Millennium committed to purchase, at XOMA's option, up to $50 million worth of common shares over a three year-period, through a combination of convertible debt and equity at prevailing market prices. Key new elements of the revised payment and investment agreement include an extension of the maturity date of a $5.0 million outstanding convertible note from May 2003 to February 2004, and a re-scheduling of XOMA's decision points on whether to sell the remaining common shares from three option dates through May 2004, to six option dates through February 2005. In June 2003, XOMA exercised an option to sell 608,766 shares to Millennium for $4.0 million or $6.57 per share, leaving an additional $33.5 million available to XOMA under this arrangement, excluding the convertible debt.


 NEUPREX(R) with Baxter Healthcare Corporation: NEUPREX(R) is an injectable formulation of rBPI-21, a genetically engineered fragment of human bactericidal/permeability-increasing protein (BPI). In July 2003, XOMA announced the termination of its license and supply agreements with Baxter Healthcare Corporation for this product. In return for a release from its obligations under the agreements, Baxter has agreed to a one time $10 million payment to XOMA to be made no later than January 2004. Until such payment is made, Baxter is committed to reimburse XOMA for a portion of certain development expenses which may be incurred.


XOMA had previously disclosed that it and Baxter were seeking an additional pharmaceutical company partner to support the companies' efforts in developing NEUPREX(R) for systemic anti-infective and anti-endotoxin indications. Going forward, Baxter will have no involvement with the product. XOMA is evaluating future options for developing the product in multiple indications, including seeking a pharmaceutical partner.


 ONYX-015 with Onyx Pharmaceuticals, Inc.: In June 2003, Onyx announced that it is discontinuing its therapeutic virus program, which includes the ONYX-015 product - a therapeutic, modified adenovirus genetically engineered to destroy cancer cells. Onyx has also notified XOMA of its intent to terminate the related process development and manufacturing agreement, which involves termination payments and is effective 120 days from the date of notification. Onyx is obligated to pay $0.5 million as a facility fee plus $1.0 million as a termination fee by the end of the 120-day notification period.


Additional Ongoing Development Programs


ING-1: ING-1 is a recombinant monoclonal antibody that binds with high affinity to an antigen expressed on epithelial cell cancers (breast, colorectal, prostate and others) and is designed to destroy cancer cells by recruiting a patient's own immune system. Two Phase I studies have been completed testing an intravenous formulation of ING-1, and a third is in progress to evaluate the safety, subcutaneous administration and other features of ING-1 and to document any observed anti-tumor activity. XOMA's plans for further internal development and/or outlicensing will be determined based on the results of these studies.

XMP.629 compound for acne: XOMA is currently evaluating a topical anti-bacterial formulation of a BPI-derived compound as a possible treatment for acne. Propionibacterium acnes, a microbe commonly found on human skin, is associated with inflammatory lesions in acne patients. The emergence of strains resistant to current antibiotics used to treat acne has encouraged XOMA researchers to review the anti-P. acnes properties of the compound for this dermatological indication. The Company plans to initiate clinical testing in the second half of 2003, pending positive results of toxicology testing in progress.

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


BPI-derived compounds for retinal disorders: Results of in vitro and in vivo studies conducted by Joslin Diabetes Center at Harvard University showed that certain BPI-derived compounds inhibit abnormal growth of blood vessels (angiogenesis) in the retina while sparing key retinal cells (pericytes). These data suggest that those compounds may have potential for treating eye diseases such as diabetic retinopathy or macular degeneration, leading causes of adult blindness, as well as other retinal diseases. XOMA is continuing its research collaboration with Joslin.


XOMA Enabling Technologies & License Agreements

In July and August 2003, XOMA entered into licensing arrangements with two companies, Crucell Holland B.V. and Xerion Pharmaceuticals AG, related to antibody phage display. Under the agreements, each company receives a license to use XOMA's antibody expression technology and XOMA will receive license and royalty payments.

***
XOMA has scheduled an investor conference call regarding this announcement, today, August 13, 2003 beginning at 4:00 PM EST (1:00 P.M. PST). Investors are invited to listen to the conference call by phone or via XOMA's website, HTTP://WWW.XOMA.COM/. The domestic dial-in number (U.S./Canada) for the live call is 1-877-356-2902 and the conference ID number is 1427242. The international dial-in number is 1-706-643-3700 and uses the same dial-in conference I.D. number. To listen to the call via the Internet, go to XOMA's website a few minutes before the start of the call to register, download, and install any necessary audio software.

The audio replay of the call will be available beginning two hours following the conclusion of the webcast through 6:00 p.m. EST (3:00 p.m. PST) on August 20, 2003. Access numbers for the replay are 1-800-642-1687 (U.S./Canada) or 1-706-645-9291(International); Conference I.D. 1427242.


About XOMA

XOMA develops and manufactures antibody and other protein-based biopharmaceuticals for disease targets that include cancer, immunological and inflammatory disorders, and infectious diseases. XOMA's programs include collaborations with Genentech, Inc. on the Raptiva(TM) antibody for psoriasis (BLA submission), psoriatic arthritis (Phase II) and other indications and with Millennium Pharmaceuticals, Inc. on CAB-2 and MLN2201 for certain vascular inflammation indications (preclinical and Phase I, respectively). Earlier stage development programs focus on antibodies and other compounds developed by XOMA for the treatment of cancer and infections. For more information about XOMA's pipeline and activities, please visit XOMA's website at HTTP://WWW.XOMA.COM/.

Certain statements contained herein related to the relative size of the Company's loss for 2003, the sufficiency of its cash resources, the DODAC review, and the BLA review time frame, as well as other statements related to the progress and timing of product development, present or future licensing or collaborative arrangements and the Company's intentions with respect to issuances of its securities, or that otherwise relate to future periods, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market. Among other things, the actual loss for 2003 could be higher depending on revenues from licensees and collaborators, the size and timing of expenditures and whether there are unanticipated expenditures; the sufficiency of cash resources could be shortened if expenditures are made earlier or in larger amounts than anticipated or are unanticipated or if funds are not available on acceptable terms; regulatory approval could be delayed or denied based on safety or efficacy issues relating to the products being tested; action, inaction or delays by the FDA, European regulators and or their advisory bodies; or analysis and interpretation by, or submission to, these entities and others of scientific data.


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




 These and other risks, including those related to the results of pre-clinical testing, the design and progress of clinical trials, changes in the status of the existing collaborative relationships, availability of additional licensing or collaboration opportunities, the timing or results of pending and future clinical trials, the ability of collaborators and other partners to meet their obligations, market demand for products, actions by the U.S. Food and Drug Administration, the U.S. Patent and Trademark Office or the U.S. Securities and Exchange Commission, scale up and marketing capabilities, competition, international operations, share price volatility, the availability of financing needs and opportunities, uncertainties regarding the status of biotechnology patents, uncertainties as to the cost of protecting intellectual property and risks associated with XOMA's status as a Bermuda company, are described in more detail in the Company's most recent annual report on Form 10K and in other SEC filings.



                      Condensed Financial Statements Follow

                                    XOMA Ltd.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                  June 30,       December 31,
                                                    2003             2002
                                              ----------------- ----------------
ASSETS                                          (Unaudited)        (Note 1)
Current assets:
  Cash and cash equivalents                           $ 26,946         $ 36,262
  Short-term investments                                 2,592              391
  Restricted cash                                            -            1,500
  Receivables                                              484            8,656
  Related party receivables - current                      100              206
  Inventory                                              1,306            1,306
  Prepaid expenses and other                             1,044              449
                                              ----------------- ----------------
         Total current assets                           32,472           48,770
Property and equipment, net                             22,699           22,650
Related party receivables - long-term                      108              190
Deposits and other                                         159              172
                                              ----------------- ----------------
         Total assets                                 $ 55,438         $ 71,782
                                              ================= ================

LIABILITIES AND SHAREHOLDERS' EQUITY (Net Capital Deficiency)

Current liabilities:
  Accounts payable                                                         $ 2,961           $ 3,201
  Accrued liabilities                                                        5,379             7,096
  Short-term loan                                                                -               763
  Capital lease obligations - current                                          542               667
  Deferred revenue - current                                                 1,650             1,729
  Convertible subordinated note - current                                    5,214             5,146
                                                                  ----------------- -----------------
         Total current liabilities                                          15,746            18,602

Capital lease obligations - long-term                                          497               729
Deferred revenue - long-term                                                    30               800
Note payable long-term                                                       5,260                 -
Convertible subordinated note - long-term                                   69,617            63,016
                                                                  ----------------- -----------------
         Total liabilities                                                  91,150            83,147

Shareholders' equity (Net capital deficiency):
  Common shares                                                                 36                36
  Additional paid-in capital                                               534,054           529,354
  Accumulated comprehensive income                                             228               121
  Accumulated deficit                                                     (570,030)         (540,876)
                                                                  ----------------- -----------------
         Total shareholders' equity (Net capital deficiency)               (35,712)          (11,365)
                                                                  ----------------- -----------------
         Total liabilities and shareholders' equity                        $55,438          $ 71,782
                                                                  ================= =================


Note 1 - Amounts derived from the Company's audited financial statements appearing in the Annual Report on Form 10-K for the year ended December 31, 2002 as filed with the Securities and Exchange Commission.




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


                                    XOMA Ltd.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (Unaudited, in thousands except per share amounts)


                                                     Three months ended June        Six months ended
                                                               30,                      June 30,
                                                    ---------------------------  ----------------------------
                                                         2003          2002          2003           2002
                                                    ------------ --------------- ------------ ---------------

Revenues:
   License and collaborative fees                         $ 920       $ 1,340      $ 2,075         $ 7,653
   Contract and other revenue                             1,441         3,384        3,450           6,293
                                                    -------------- ------------- ------------ ---------------

           Total revenues                                 2,361         4,724        5,525          13,946
                                                    --------------- ------------ ------------ ---------------

Operating costs and expenses:
   Research and development                              13,502        10,759       25,484          20,694
   Marketing, general and administrative                  4,698         3,849        8,603           8,698
                                                    --------------- ------------ ------------ ---------------
           Total operating costs and expenses            18,200        14,608       34,087          29,392
                                                    --------------- ------------ ------------ ---------------

            Loss from operations                        (15,839)       (9,884)     (28,562)        (15,446)

Other income (expense):
   Investment and other income                              268           232          383             504
   Interest expense                                        (489)         (493)        (975)         (1,142)
                                                    --------------- ------------ ------------ ---------------
         Net loss                                     $ (16,060)    $ (10,145)   $ (29,154)      $ (16,084)
                                                    =============== ============ ============ ===============

Basic and diluted net loss per common share              $ (.22)       $ (.14)      $ (.41)         $ (.23)
                                                    =============== ============ ============ ===============

Shares used in computing basic and diluted net
loss per common share                                    72,023        70,309       71,937          70,269
                                                    =============== ============ ============ ===============













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